COMMERCIAL PROMISSORY NOTE

310 North Main Street Moorefield, WV 26836
Phone number: (877) 776-9722

LOAN NUMBER	NOTE DATE	PRINCIPAL AMOUNT	MATURITY DATE
7963424	October 11, 2019	$2,228,000.00	October 10, 2029
LOAN PURPOSE: Finance new plant located in Reidsville NC.			

BORROWER INFORMATION

SMITH-CAROLINA CORPORATION
PO BOX 300
MIDLAND, VA 22728

SMITH-MIDLAND CORPORATION
P O BOX 300
MIDLAND, VA 22728

NOTE. This Commercial Promissory Note will be referred to in this document as the "Note."

LENDER. "Lender" means Summit Community Bank whose address is 310 North Main Street, Moorefield, West Virginia 26836, its successors and assigns.

BORROWER. "Borrower" means each person or legal entity who signs this Note.

PROMISE TO PAY. For value received, receipt of which is hereby acknowledged, on or before the Maturity Date, the Borrower promises to pay the principal amount of Two Million Two Hundred Twenty-eight Thousand and 00/100 Dollars ($2,228,000.00) and all interest on the outstanding principal balance and any other charges, including service charges, to the order of Lender at its office at the address noted above or at such other place as Lender may designate in writing. The Borrower will make all payments in lawful money of the United States of America.

PAYMENT SCHEDULE. This Note will be paid according to the following schedule: 120 consecutive payments of principal and interest beginning on November 10, 2019 and continuing on the same day of each month thereafter. The initial payment will be in the amount of $22,639.25. This amount may change on December 10, 2019 and every month thereafter. The unpaid principal balance of this Note, together with all accrued interest and charges owing in connection therewith, shall be due and payable on the Maturity Date. All payments received by the Lender from the Borrower for application to this Note may be applied to the Borrower's obligations under this Note in such order as determined by the Lender.

INTEREST RATE AND SCHEDULED PAYMENT CHANGES. Interest will begin to accrue on October 11, 2019. The initial variable interest rate on this Note will be 4.020% per annum. This interest rate may change on November 10, 2019, and on the same day of each month thereafter. Each date on which the interest rate may change is called the "Change Date." Prior to each Change Date, Lender will calculate the new interest rate based on 1 Month LIBOR in effect on the Change Date (the "Index") plus 2.000 percentage points (the "Margin").

If the Index is not available at the time of the Change Date, Lender will choose a new Index which is based on comparable information. The Index is used solely to establish a base from which the actual rate of interest payable under the Note will be calculated, and is not a reference to any actual rate of interest charged by any lender to any particular borrower.

Nothing contained herein shall be construed as to require the Borrower to pay interest at a greater rate than the maximum allowed by law. If, however, from any circumstances, Borrower pays interest at a greater rate than the maximum allowed by law, the obligation to be fulfilled will be reduced to an amount computed at the highest rate of interest permissible under applicable law and if, for any reason whatsoever, Lender ever receives interest in an amount which would be deemed unlawful under applicable law, such interest shall be automatically applied to amounts owed, in Lender's sole discretion, or as otherwise allowed by applicable law. An increase in the interest rate will result in a higher payment amount. Interest on this Note is calculated on an **Actual/360** day basis. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Note.

LATE PAYMENT CHARGE. If any required payment is more than 10 days late, then at Lender's option, Lender will assess a late payment charge of 5.000% of the amount of the regularly scheduled payment then past due, subject to a maximum charge of $1,000.00 and a minimum charge of $30.00.

PREPAYMENT PENALTY. This Note is subject to a prepayment penalty. Payment of all unpaid principal, accrued and unpaid interest and all other fees then outstanding prior to the Maturity Date will result in a penalty that shall be equal to: SEE ATTACHED ADDENDUM.

SECURITY TO NOTE. Security (the "Collateral") for this Note is granted pursuant to the following security document(s):

- Security Instrument (Mortgage/Deed of Trust/Security Deed) in the amount of $2,228,000.00, dated October 11, 2019 evidencing a lien on the property located at the intersection of Carrot Road and Freeway Dr on 45 +/- acres improved with an industrial warehouse pledged by Smith-Carolina Corporation, Reidsville NC 27320.
- Security Agreement dated October 11, 2019 evidencing security interest in Blanket lien on assets and in addition Three two-hundred-ton powder silos, two powder batchers, three fill pipes, two dust collectors and load cells, two 20 Ton TRDG Cranes, two 20 Ton Detroit Hoists, 0ne lot of 60# ASCE Rail, one lot of 4 Bar electrification system, Rapid R3000 Mixer - Serial Number: R30-46-04-20 complete with hoppers, conveyors and related equipment pledged by Smith-Carolina Corporation.

RIGHT OF SET-OFF. To the extent permitted by law, Borrower agrees that Lender has the right to set-off any amount due and payable under this Note, whether matured or unmatured, against any amount owing by Lender to Borrower including any or all of Borrower's accounts with Lender. This shall include all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. Such right of set-off may be exercised by Lender against Borrower or against any assignee for the benefit of creditors, receiver, or execution, judgment or

attachment creditor of Borrower, or against anyone else claiming through or against Borrower or such assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off has not been exercised by Lender prior to the making, filing or issuance or service upon Lender of, or of notice of, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena or order or warrant. Lender will not be liable for the dishonor of any check when the dishonor occurs because Lender set-off a debt against Borrower's account. Borrower agrees to hold Lender harmless from any claim arising as a result of Lender exercising Lender's right to set-off.

DISHONORED ITEM FEE. If Borrower makes a payment on the loan with a check or preauthorized charge which is later dishonored, a fee in the amount of $32.00 will be charged.

RELATED DOCUMENTS. The words "Related Documents" mean all promissory notes, security agreements, mortgages, deeds of trust, deeds to secure debt, business loan agreements, construction loan agreements, resolutions, guaranties, environmental agreements, subordination agreements, assignments and any other documents or agreements executed in connection with this Note whether now or hereafter existing, including any modifications, extensions, substitutions or renewals of any of the foregoing. The Related Documents are hereby made a part of this Note by reference thereto, with the same force and effect as if fully set forth herein.

DEFAULT. Upon the occurrence of any one of the following events (each, an "Event of Default" or "default" or "event of default"), Lender's obligations, if any, to make any advances will, at Lender's option, immediately terminate and Lender, at its option, may declare all indebtedness of Borrower to Lender under this Note immediately due and payable without further notice of any kind notwithstanding anything to the contrary in this Note or any other agreement: (a) Borrower's failure to make any payment on time or in the amount due; (b) any default by Borrower under the terms of this Note or any other Related Documents; (c) any default by Borrower under the terms of any other agreement between Lender and Borrower; (d) the death, dissolution, or termination of existence of Borrower or any guarantor; (e) Borrower is not paying Borrower's debts as such debts become due; (f) the commencement of any proceeding under bankruptcy or insolvency laws by or against Borrower or any guarantor or the appointment of a receiver; (g) any default under the terms of any other indebtedness of Borrower to any other creditor; (h) any writ of attachment, garnishment, execution, tax lien or similar instrument is issued against any collateral securing the loan, if any, or any of Borrower's property or any judgment is entered against Borrower or any guarantor; (i) any part of Borrower's business is sold to or merged with any other business, individual, or entity; (j) any representation or warranty made by Borrower to Lender in any of the Related Documents or any financial statement delivered to Lender proves to have been false in any material respect as of the time when made or given; (k) if any guarantor, or any other party to any Related Documents in favor of Lender entered into or delivered in connection with this Note terminates, attempts to terminate or defaults under any such Related Documents; (l) Lender has deemed itself insecure or there has been a material adverse change of condition of the financial prospects of Borrower or any collateral securing the obligations owing to Lender by Borrower. Upon the occurrence of an event of default, Lender may pursue any remedy available under any Related Document, at law or in equity.

GENERAL WAIVERS. To the extent permitted by law, the Borrower severally waives any required notice of presentment, demand, acceleration, intent to accelerate, protest and any other notice and defense due to extensions of time or other indulgence by Lender or to any substitution or release of collateral. No failure or delay on the part of Lender, and no course of dealing between Borrower and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

JOINT AND SEVERAL LIABILITY. If permitted by law, each Borrower executing this Note is jointly and severally bound.

SEVERABILITY. If a court of competent jurisdiction determines any term or provision of this Note is invalid or prohibited by applicable law, that term or provision will be ineffective to the extent required. Any term or provision that has been determined to be invalid or prohibited will be severed from the rest of this Note without invalidating the remainder of either the affected provision or this Note.

SURVIVAL. The rights and privileges of the Lender hereunder shall inure to the benefits of its successors and assigns, and this Note shall be binding on all heirs, executors, administrators, assigns and successors of Borrower.

ASSIGNABILITY. Lender may assign, pledge or otherwise transfer this Note or any of its rights and powers under this Note without notice, with all or any of the obligations owing to Lender by Borrower, and in such event the assignee shall have the same rights as if originally named herein in place of Lender. Borrower may not assign this Note or any benefit accruing to it hereunder without the express written consent of the Lender.

ORAL AGREEMENTS DISCLAIMER. This Note represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

GOVERNING LAW. This Note is governed by the laws of the state of Virginia except to the extent that federal law controls.

HEADING AND GENDER. The headings preceding text in this Note are for general convenience in identifying subject matter, but have no limiting impact on the text which follows any particular heading. All words used in this Note shall be construed to be of such gender or number as the circumstances require.

ATTORNEYS' FEES AND OTHER COSTS. Borrower agrees to pay all of Lender's costs and expenses in connection with the enforcement of this Note including, without limitation, reasonable attorneys' fees, to the extent permitted by law.

ADDITIONAL PROVISIONS. SEE ATTACHED "ADDENDUM TO NOTE" AND "EXHIBIT A, RATE CONVERSION AGREEMENT" AND MADE A PART HEREOF AND THE FOLLOWING:

1. Corporate annual (FYE) audited financial statements or 10K within 90 Days of its year-end.
2. Corporate quarterly audited financial statements or 10Q within 45 days after the close of its quarter.
3. Monthly A/R aging reports within 30 days of the close of each month
4. Annual capital expenditures exceeding $3,500,000.00 must be approved by the bank.
5. Any acquisition must be approved by the bank prior to funding such acquisition.

6. No additional financing by any other lender shall be secured by any lien on the collateral pledged to Summit Community Bank without prior written consent of the bank (except leased equipment).

GOVERNING LAW; JURISDICTION. The Security Instrument will be governed by the laws of the State of North Carolina including all proceedings arising from the Security Instrument. The parties to the Security Instrument hereby waive any plea of jurisdiction or venue on the ground that they are not a resident of Rockingham County, North Carolina, and hereby specifically authorize any action brought to enforce the Indebtedness to be instituted and prosecuted in the appropriate court of Rockingham County Virginia or in the United States District Court for the Eastern District of Virginia.

AUTOMATIC PAYMENT. If your account is paid by automatic payment the following will apply. You understand that should regular scheduled debit or transfer date fall on a non-processing date (weekend or federal holiday), the debit or transfer will be made on the first processing day after the scheduled debit or transfer date. I understand that for an adjustable rate mortgage loan, the payment will adjust when the rate changes and that I will be notified of the rate change 30 days in advance. I understand that for a loan that includes escrow that my payment will change as my insurances and taxes increase or decrease. I will be notified of the change 15 days in advance.

DIFFERENCE BETWEEN ANY TERM SHEET AND NOTE For commercial loans, shall there be any conflict in the terms and conditions of the term sheet (if any) and the terms and conditions of this note and related documents, then the terms and conditions of this note and related documents shall prevail.

DELINQUENT REAL ESTATE TAXES FOR COMMERCIAL LOANS ONLY If the bank has to pay real estate taxes at any point in time to protect its collateral position, Borrower acknowledges and accepts that the Bank shall charge an administrative fee of $500 per tax ticket and add that charge to the balance of the loan. This only applies to Commercial Real Estate loans.

WAIVER OF JURY TRIAL. All parties to this Note hereby knowingly and voluntarily waive, to the fullest extent permitted by law, any right to trial by jury of any dispute, whether in contract, tort, or otherwise, arising out of, in connection with, related to, or incidental to the relationship established between them in this Note or any other instrument, document or agreement executed or delivered in connection with this Note or the Related Documents.

By signing this Note, Borrower acknowledges reading, understanding, and agreeing to all its provisions and receipt hereof.

SMITH-CAROLINA CORPORATION

[signature] 10/11/19

By: ASHLEY B SMITH Date
Its: President/CEO

SMITH-MIDLAND CORPORATION

[signature] 10/11/19

By: ASHLEY B SMITH Date
Its: President/CEO

ADDENDUM TO NOTE

THIS ADDENDUM TO NOTE (this "Addendum") dated the 11 day of October, 2019, by and between **SMITH-CAROLINA CORPORATION**, a North Carolina corporation and **SMITH-MIDLAND CORPORATION**, a Delaware Corporation ("Borrower") for the benefit of **SUMMIT COMMUNITY BANK, INC.** ("Lender").

W I T N E S S E T H:

A. Contemporaneously herewith, Borrower has executed that certain Commercial Promissory Note payable to Lender in the amount of $2,228,000.00 (the "Note"). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Note.

B. As a condition to the execution and delivery of the Note, Borrower and Lender desire to amend certain terms and conditions of the Note as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. This Addendum is attached to the Note, and is hereby incorporated in and made a part of the Note.

2. Additional Provisions: The following additional provisions are added to the Note:

VARIABLE INTEREST RATE AND INDEX

Interest on the unpaid principal balance of this Note will be calculated on the basis of a 360 day year but shall accrue and be payable on the actual number of days in a month, using a rate of **2.00 percentage points** over the Index. The "Index" is the per annum rate that major banks charge for deposits in U.S. dollars to other major banks. This interbank market rate will be for a period equal to one (1) month that appears from time to time on the "LIBOR BBA US$ Fixing" screen available electronically from Bloomberg Financial Markets Information Services. The interest rate on this Note is subject to change from time to time based on changes in the Index. The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notifying Borrower. Lender will tell Borrower the current Index rate upon Borrower's request. The Interest rate change will not occur more often than each month. Borrower understands that Lender may make loans based on other rates as well.

PAYMENT OF INTEREST AND PRINCIPAL

Principal repayment shall occur as scheduled on **Exhibit A** of this Promissory Note. Interest shall be paid monthly on the outstanding balance based on the interest rate as outlined in the 'Variable Interest Rate" section above and as calculated in the "Interest Calculation Method" section below. Lender shall calculate the interest due each month and provide Borrower in writing with such calculation and amount due not later than ten (10) days prior to the date payment is due. This Note shall be paid in consecutive monthly payments of principal and interest, at the variable interest rate set

forth above, and based on a 10 year amortization period. The entire principal balance, together with all accrued and unpaid interest thereon, shall be due and payable in full on the **Maturity Date of October 10, 2029**. All payments of principal and interest shall be made in lawful currency of the United States of America which shall be legal tender in payment of all debts, public and private, at the time of payment.

Borrower has entered into a **Rate Conversion Agreement, attached hereto as Exhibit A**, for which Lender serves as servicing agent. The notional amount of the swap equals the outstanding principal amount of this Note and is reduced proportionately with principal payments on this Note. The principal payments on this Note are reflected under "End of Period Reduction" on Schedule I to Exhibit A. The variable interest rate, described above, shall be calculated each month on the applicable "Principal Outstanding" set forth in Schedule I to Exhibit A. Borrower and Lender agree that, so long as the Rate Conversion Agreement remains in effect, Borrower shall pay to Lender the Total Payment amount as set forth in Schedule I of the Rate Conversion Agreement. Lender, in its capacity as servicing agent, shall be responsible for receiving any payment due from the swap counterparty, netting the payments made, and providing to Borrower or the swap counterparty, as applicable, the amount due under the Rate Conversion Agreement

HEDGE

All swap agreements or hedge transactions, if any, between Borrower and Lender or its affiliates are independent agreements and governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this note, except as otherwise expressly provided in said written swap agreements or hedge agreements, and any payoff statement from Lender relating to this note shall not apply to said swap or hedge agreements, except as otherwise expressly provided in such payoff statement. Any penalty fees, or expenditures resulting from said swap or hedge agreement even if incurred by or paid by the Lender on behalf of the Borrower shall be the responsibility of the Borrower and included in the indebtedness of this note and related documentation.

PREPAYMENT

So long as any swap agreement or hedge transaction is in effect between Borrower and Lender, any prepayment of this Note in whole or in part shall be governed by the terms of the swap agreement or hedge transaction referenced in the section titled "Hedge" above.

3. To the extent any of the terms and conditions of this Addendum conflict with the Note, the terms and conditions of this Addendum shall control.

4. This Addendum shall be governed by the laws of the Commonwealth of Virginia.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives as of the date first set forth above.

SMITH-CAROLINA CORPORATION

By:______________________________
Name: Ashley B. Smith
Its: President/CEO

SMITH-MIDLAND CORPORATION

By:______________________________
Name: Ashley B. Smith
Its: President/CEO

LENDER:

SUMMIT COMMUNITY BANK, INC.

By:______________________________
Name: Dennis L. Snyder
Its: Market President

This instrument was prepared by: Mark B. Callahan, Clark & Bradshaw, PC, 92 N. Liberty Street, Harrisonburg, Virginia 22802

Exhibit A to PROMISSORY NOTE
RATE CONVERSION AGREEMENT

Qualified Financial Contract

LOAN NUMBER	NOTE DATE	PRINCIPAL AMOUNT	MATURITY DATE
$2,228,000.00	October 11, 2019	$2,228,000	October 10, 2029.
LOAN PURPOSE: Finance new plant located in Reidsville NC.			

Borrower: SMITH-CAROLINA CORPORATION
PO BOX 300
MIDLAND, VA 22728

SMITH-CAROLINA CORPORATION
PO BOX 300
MIDLAND, VA 22728

Hedge Provider: ARC Fixed Rate Provider
3800 Colonnade Parkway, Suite 210
Birmingham, AL 35243
ARC@centerstatebank.com

This Rate Conversion Agreement (this "***Agreement***") date as of 10/11/2019, between ARC Fixed Rate Provider ("***Fixed Rate Provider***") and SMITH-CAROLINA CORPORATION and SMITH-MIDLAND CORPORATION ("***Borrower***").

PRELIMINARY STATEMENTS

Borrower has signed a promissory note dated as of 10/11/2019, in the principal amount of **$2,228,000.00** (the "***Note***") in connection with a loan agreement (the "***Loan Agreement***") dated as of the same date between Borrower and Summit Community Bank ("***Bank***").

Interest under the Note is calculated at a rate per annum (the "***Note Rate***") equal to a variable rate identified in the Note plus a spread of 2.00% (the "***Spread***").

The transaction under this Agreement (the "*Transaction*"), taken together with the Note, is intended to allow Borrower to make a payment equivalent to interest calculated at a fixed rate of 3.640% per annum (the "*Fixed Rate*") on the outstanding principal amount specified in the Note for each Payment Period (defined below) until 10/10/2029, (the "*Rate Conversion Maturity Date*"), despite the variable nature of the Note Rate.

This Agreement is considered a Qualified Financial Contract ("QFC") by the Federal Deposit Insurance Corporation ("FDIC") and by the Courts. The Agreement terms are typical terms for an interest rate swap, placing the agreement within the statutory definition of a QFC. The statutory definition of QFC includes five categories of contracts and allows for the FDIC to include additional contracts. A QFC is "any securities contract, commodity contract, forward contract, repurchase agreement, **swap agreement**, and any similar agreement that the FDIC determines by regulation, resolution, or order to be a qualified financial contract. 12 U.S.C. § 1821(e)(8)(D)(i).

NOW THEREFORE, in consideration of the mutual agreements herein set forth, the parties hereto agree as follows:

Section 1. The Transaction. For each payment period specified in Schedule I attached hereto ("***Payment Period***") through the Rate Conversion Maturity Date, the following payment shall be made on the payment date shown in Schedule I ("***Payment Date***") corresponding to that Payment Period. The payment amounts will be determined by Fixed Rate Provider.

(i) If the Note Rate is greater than the Fixed Rate, Fixed Rate Provider will pay Borrower the excess of interest calculated at the Note Rate on the notional principal amount shown in Schedule I for the Payment Period over interest calculated at the Fixed Rate for the same amount and period; or

(ii) If the Fixed Rate is greater than the Note Rate, Borrower will pay Fixed Rate Provider the excess of interest calculated at the Fixed Rate on the notional principal amount shown in Schedule I for the Payment Period over interest calculated at the Note Rate for the same amount and period.

Section 2. Payments. Unless Fixed Rate Provider notifies otherwise, cash flows between the parties and related communications will be handled by Bank, acting as servicing agent for Fixed Rate Provider. Payments made to Bank and identified as payments in respect

of the Transaction will be considered as payments hereunder. This will result in the Bank generating a single payment notice to Borrower based on the Fixed Rate and Borrower making a single payment based on the Fixed Rate to the Bank, as shown in Schedule I.

Section 3. Collateral. Borrower's obligations under this Agreement will be secured by the collateral securing Borrower's obligations under the Loan Agreement and the Note.

Section 4. Prepayment; Termination.

(a) **Prepayment**. Upon (i) Borrower's full or partial prepayment of principal under the Note (and Borrower agrees that any single partial prepayment must be no less than $100,000.00, or the entire principal amount of the Note if the principal then outstanding on the Note is less than $100,000.00), or (ii) Borrower's borrowing of less than the full amount of principal stated in the Note (each such event, a "***Prepayment Event***"), the notional principal amount for each Payment Period in Schedule I will automatically be reduced by the same amount as the reduction in the corresponding principal amount under the Note.

(b) **Termination.** If any of the following events (each, a "***Termination Event***") has occurred and is then continuing with respect to a party ("***Non-Performing Party***"), then the other party ("***Performing Party***") may, by not less than three Business Days' notice to Non-Performing Party, terminate the Transaction in full. "Business Day" has the meaning set forth in Schedule I.

(i) Borrower Termination Events:

a. Failure to Pay. Borrower fails to make, when due, any payment under this Agreement, if not remedied on or before the shortest cure period (however defined or described, including absence of a cure period or a cure period of zero days) for payment default under the Note.

b. Default under Note. A default, event of default or other similar condition or event (however described) in respect of Borrower occurs under the Loan Agreement or the Note.

c. Misrepresentation. Any material misrepresentation by Borrower in this Agreement.

(ii) Fixed Rate Provider Termination Events:

a. Failure to Pay. Fixed Rate Provider fails to make, when due, any payment under this Agreement before the third Business Day after notice of failure is provided.

b. Bankruptcy. Fixed Rate Provider (1) has a resolution passed for its winding-up, dissolution or liquidation (except under a consolidation, merger or similar event); (2) becomes insolvent or is unable to pay its debts; or (3) seeks or becomes subject to appointment of a provisional liquidator, conservator, receiver, trustee, custodian or similar official for it or all or substantially all its assets.

Section 5. Early Unwind Amount.

(a) Early Unwind Amount. The Early Unwind Amount will be calculated by Fixed Rate Provider for any Prepayment Event or by Performing Party or its agent for any Termination Event (in each case acting in good faith and in a commercially reasonable manner) as of the date of the Prepayment Event or Termination Event (the "***Early Unwind Date***"). The Early Unwind Amount represents the loss of bargain and the loss of protection against future risks for the parties and is not a penalty.

(b) Definitions. For purposes of this Section 5, the terms specified below are defined as follows:

"***Early Unwind Amount***" means (i) the Future Amount (whether positive or negative), *plus* (ii) the Unpaid Amounts owed by Borrower to Fixed Rate Provider, *minus* (iii) the Unpaid Amounts owed by Fixed Rate Provider to Borrower, *plus* (iv) $800 administrative fee paid by Borrower to Fixed Rate Provider if the amount of notional principal prepaid is less than the full amount of the notional principal amount then outstanding.

"***Unpaid Amounts***" owed by a party means amounts that became payable by the party under Section 1 on or prior to the Early Unwind Date of the Transaction and remain unpaid on the Early Unwind Date, together with any interest accrued on that obligation.

"***Future Amount***" means the amount calculated by Fixed Rate Provider for any Prepayment Event or by Performing Party for any Termination Event, as follows:

(i) For each Payment Period from the Early Unwind Date through the Rate Conversion Maturity Date, the amount of interest that would have accrued for that Payment Period at the Initial Swap Rate on: (x) the amount by which the notional principal is automatically reduced for a Prepayment Event or (y) the entire notional principal for a Termination Event.

(ii) For each Payment Period from the Early Unwind Date through the Rate Conversion Maturity Date, the amount of interest that would have accrued for that Payment Period at the Final Swap Rate on: (x) the amount by which the notional principal is automatically reduced for a Prepayment Event or (y) the entire notional principal for a Termination Event.

(iii) Subtract, for each Payment Period, the amount calculated in paragraph (ii) above from the amount calculated in paragraph (i) above, which will result in periodic amounts from the Early Unwind Date to the Rate Conversion Maturity Date.

(iv) Calculate the net present value of the periodic amounts determined in paragraph (iii) above using the Final Swap Rate as the discount factor.

"Initial Swap Rate" means the rate of interest established at the time of execution of this Agreement and stated on Schedule I.

"Final Swap Rate" means a single rate of interest reasonably established by Fixed Rate Provider (or, if Fixed Rate Provider is in default, by Borrower or its agent), at the Early Unwind Date, to result in a reasonable breakage fee consistent with the economics of the Transaction. The Final Swap Rate will be based on interest rates applicable in the market for the period from the Early Unwind Date to the Rate Conversion Maturity Date.

(c) Payment. If the Early Unwind Amount is a positive number, Borrower will pay such amount to Fixed Rate Provider; if it is a negative number, Fixed Rate Provider will pay the absolute value of such amount to Borrower (*provided that* if a Borrower default, event of default or other similar condition or event (howsoever described) has occurred under the Note and Borrower has assigned to Bank payment of the Early Unwind Amount owed to Borrower, then Fixed Rate Provider will pay such amount to Bank). In each case, payment of the Early Unwind Amount must be made in U.S. dollars no later than two Business Days after Performing Party's notice of such amount.

Section 6. Default Interest. A party that defaults in the performance of any payment obligation will, as permitted by law, be required to pay interest (before as well as after termination of the Transaction or judgment) on the overdue amount, on demand, for the period from (and including) the due date for payment to (but excluding) the date of payment, at the Note Rate plus 5%.

Section 7. Representations and Warranties. Each party represents to the other party on the date of this Agreement and at all times until the termination of the Transaction and full payment of all amounts due under this Agreement, that: (a) it is properly organized, validly existing and in good standing under the laws of its jurisdiction, it has authority to perform its obligations under this Agreement, and all required governmental and other consents with respect to the Transaction and this Agreement are effective and complied with; (b) performance of this Agreement does not violate or conflict with its constitutional documents or any legal or governmental order, judgment or restriction, and its obligations under this Agreement are legal, valid and binding; (c) no Termination Event has occurred and is continuing, and no existing, pending or threatened legal proceeding against it or any affiliate would affect the enforceability or its performance under this Agreement; (d) all information furnished by it is materially true, accurate and complete; (e) based on its or its advisors' evaluation (and not that of the other party or the other party's affiliates or representatives), it has made its own independent determination to enter into, and as to the appropriateness of, the Transaction and this Agreement; (f) it is capable of understanding and assessing the merits of (and understands and accepts) their terms, conditions and risks; (g) it is acting for its own account; (h) the other party (and each affiliate and representative of the other party) is not acting as a fiduciary for or an advisor to it in connection with the Transaction or this Agreement; and (i) it is not a federal, state, county or local government or government agency, an employee benefit plan (whether private or governmental), or an endowment.

Section 8. Covenants. Borrower covenants to maintain all governmental and other consents required to be obtained by it with respect to the Transaction and this Agreement, and comply with all applicable laws and orders if failure to comply would impair its ability to perform its obligations under the Transaction or this Agreement.

Section 9. Illegality. If, due to any change in law (including a court or government agency interpretation) after the date of this Agreement, it becomes unlawful to maintain or perform any obligations under this Agreement or the Transaction, either party may terminate the Transaction. Fixed Rate Provider will determine a payment amount, and such amount shall be paid, as if the Transaction were terminated under Section 5.

Section 10. Disclaimers. Unless otherwise provided in this Agreement, obligations under this Agreement and the Transaction are separate from and independent of the Note and Loan Agreement. Terms of the Note shall not be deemed to apply to this Agreement or the Transaction unless expressly provided. Except as provided in Sections 4 and 5, the Transaction may only be terminated before the Rate Conversion Maturity Date upon mutual agreement of the parties. Nothing in this Section 10 will affect any set-off rights or limit the right to terminate the Transaction or calculate an Early Unwind Amount under Sections 4 and 5.

Section 11. Borrower Eligibility and Compliance.

(a) Borrower is not a "financial entity," as defined under the Commodity Exchange Act, as amended, and is entering into this arrangement with Fixed Rate Provider to hedge risk associated with variability of the interest rate under the Note and not to speculate in interest rates or invest or trade in financial instruments.

(b) Borrower will generally meet its financial obligations under this Agreement with cash flow from operations or other readily available financial resources. On the date of this Agreement, Borrower is an "eligible contract participant" within the meaning of the Commodity Exchange Act, as amended. Borrower represents and warrants to Fixed Rate Provider that Borrower is not an issuer of securities registered or required to be registered under the Securities and Exchange Act of 1934, as amended, and is not required to file reports under such Act. Borrower understands that it is entitled to have the Transaction cleared on a derivative clearinghouse approved by the U.S. Commodity Futures Trading Commission (***"CFTC"***) and elects not to have this Transaction cleared through such a clearinghouse. Borrower understands that some aspects of non-centrally cleared hedges (including the Transaction) are riskier than cleared hedges.

(c) Reporting.

(i) Fixed Rate Provider will act as the reporting counterparty for the Transaction in compliance with the CFTC's regulations. Fixed Rate Provider must report both parties' Legal Entity Identifier (LEI) (the LEI is an alphanumeric identifier unique to each party that will identify the party for its lifetime), as well as other data about the Transaction, to a swap data repository monitored by the CFTC. Borrower understands that pricing information and other terms of the Transaction (but not the identity of the parties) may be made public.

(ii) Borrower must obtain an LEI and provide such LEI to Fixed Rate Provider. Borrower and Fixed Rate Provider agree as follows:

1. Borrower requests that Fixed Rate Provider obtain a LEI on its behalf.
2. In connection with this request, Borrower acknowledges and agrees that (1) Borrower authorizes Fixed Rate Provider (and all authorized personnel of Fixed Rate Provider) to apply for an LEI on its behalf and to perform all duties required in connection therewith, including but not limited to completing or issuing any and all authorizations, declarations of intent, or documentation required by Local Operational Units ("LOUs") in connection with such application and responding to any additional inquiries or requests for evidence of Borrower's authorization, (2) to the extent any such authorizations, declarations of intent, or documentation require signature of Borrower, Borrower authorizes Fixed Rate Provider to execute such authorizations, declarations of intent or documentation on its behalf, and (3) Borrower certifies that the person (or persons) executing this Agreement is authorized to grant to the Fixed Rate Provider permission to apply for Borrower's LEI as described in (1).
3. Fixed Rate Provider will be responsible for the cost of obtaining the LEI.
4. Borrower, and not Fixed Rate Provider, will maintain its LEI, as required by applicable CFTC rules, including annual renewals and any other continuing obligations related to maintaining its LEI not explicitly identified in this Agreement.

(d) Borrower will notify Fixed Rate Provider promptly if any of the information under or provided in connection with this Section 11 is no longer accurate. Borrower will notify Fixed Rate Provider of any corporate or similar event no later than the day after the event.

Section 12. Expenses. Unless otherwise provided in this Agreement, Non-Performing Party will hold harmless and indemnify, on demand, Performing Party for and against all reasonable out-of-pocket expenses (including legal fees) incurred by Performing Party by reason of the enforcement and protection of its rights under this Agreement or by reason of termination of the Transaction under Section 5, including, but not limited to, costs of collection.

Section 13. Transfer; Assignment. Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred or assigned (whether by way of security or otherwise) by either party without the prior written consent of the other party,

except that (i) either party may make such a transfer or assignment of this Agreement to the surviving entity of a consolidation, merger or similar event, or to the transferee of all or substantially all its assets (but without prejudice to any other right or remedy under this Agreement), and (ii) either party may assign all or any part of any Early Unwind Amount (and interest accrued thereon) payable to it. Any purported transfer that is not in compliance with this Section 13 will be void and may be treated by the non-transferring party as if the Transaction were terminated because of a Termination Event with respect to the transferring party.

Notwithstanding anything contained in this Section 13, if Borrower's obligations under the Loan Agreement or the Note or its interest in any collateral securing such obligations are sold, assigned or otherwise transferred to any lawful purchaser, assignee or transferee, Borrower may, with Fixed Rate Provider's written consent, assign, sell, or transfer, without recourse, its rights and obligations in or under this Agreement (and any collateral securing such obligations) to such purchaser, assignee or transferee. Furthermore, if the Borrower's obligation under the Loan Agreement or the Note is repaid in full, Borrower may, with Fixed Rate Providers written consent apply the benefit of this Agreement to another note between the Borrower and the Bank ("New Note") to allow the Borrower to make a payment equivalent to interest calculated at the Fixed Rate despite the variable nature of any New Note.

Section 14. Notices. All notices and other communications to a party in connection with this Agreement will be given in writing (including by facsimile or email) at the address supplied in writing by such party to the other party. Notices and other communications will be effective upon delivery.

Section 15. Legal Proceedings.

(a) Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the state law governing the Loan Agreement. Each party irrevocably submits to the non-exclusive jurisdiction of the courts of such state and any federal courts identified therein and waives any objections thereto.

(b) Waiver of Jury Trial. Each party waives, to the fullest extent permitted by law, any right it may have to trial by jury relating to the Transaction or this Agreement.

(c) Waiver of Immunities. To the fullest extent permitted by law, each party irrevocably (i) waives immunity to which it or its assets may be entitled, on the grounds of sovereignty or similar grounds, from (A) suit, (B) jurisdiction of any court, (C) injunctive relief, specific performance or recovery of property, (D) attachment of assets and (E) execution or enforcement of judgment and (ii) agrees that it will not claim such immunity in any proceedings.

Section 16. Miscellaneous.

(a) Amendments. No amendment, modification or waiver in respect of this Agreement will be effective unless in writing and executed by each of the parties.

(b) Remedies Cumulative; No Waiver. Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law. A failure or delay in their exercise will not be presumed to operate as a waiver, and a single or partial exercise will not be presumed to preclude any subsequent or further exercise.

(c) Sharing of Information. Borrower authorizes the Bank to share with ARC Fixed Rate Provider reports, financial statements or other information that Bank receives from Borrower and reasonably requested by ARC Fixed Rate Provider, or as required for ARC Fixed Rate Provider to perform its obligations under this Agreement.

[*Signature page follows*]

CENTERSTATE BANK, N.A.
d/b/a ARC Fixed Rate Provider

By: ______________________
Name:
Title:

SMITH-CAROLINA CORPORATION

By: ______________________
Name: ASHLEY B SMITH
Title: President/CEO

SMITH-MIDLAND CORPORATION

By: ______________________
Name: ASHLEY B SMITH
Title: President/CEO

Summit Community Bank agrees to and acknowledges its role as servicing agent, in accordance with Section 2.

Summit Community Bank

By: ______________________
Name: Dennis L. Snyder
Title: Market President

Schedule I

Initial Swap Rate: **1.640%** (Act/360 day count, against 1-month LIBOR, however, in the event that LIBOR is discontinued, or is no longer published, or any government authority having jurisdiction over Fixed Rate Provider states that LIBOR may no longer be used, then Fixed Rate Provider may substitute another benchmark index as endorsed from time to time by International Swaps and Derivatives Association Board Benchmark Committee)

Payment Dates: The 10th day of each month, commencing on 11/10/2019.

Business Day Convention: Any payment due on a day other than a Business Day will be payable on the next Business Day. "Business Day" means any day on which the Federal Reserve Bank of New York is settling payments.

Initial Swap Rate	**1.640%**
Spread	**2.000%**
Fixed Rate	**3.640%**
Fixed Payment	**$22,232.51**
Starting Notional	**$2,228,000.00**
Day convention	**360**
Amortization term (mo)	**120**

	Payment Period		Payment Date	Principal Outstanding	End of Period Reduction	Interest Payment	Total Payment
	From	To					
1	10/11/19	11/10/19	11/10/19	$ 2,228,000.00	$ 15,474.25	$ 6,758.26	$ 22,232.51
2	11/10/19	12/10/19	12/10/19	$ 2,212,525.75	$ 15,521.19	$ 6,711.32	$ 22,232.51
3	12/10/19	1/10/20	1/10/20	$ 2,197,004.56	$ 15,346.13	$ 6,886.38	$ 22,232.51
4	1/10/20	2/10/20	2/10/20	$ 2,181,658.43	$ 15,394.23	$ 6,838.28	$ 22,232.51
5	2/10/20	3/10/20	3/10/20	$ 2,166,264.20	$ 15,880.55	$ 6,351.96	$ 22,232.51
6	3/10/20	4/10/20	4/10/20	$ 2,150,383.65	$ 15,492.26	$ 6,740.25	$ 22,232.51
7	4/10/20	5/10/20	5/10/20	$ 2,134,891.39	$ 15,756.68	$ 6,475.83	$ 22,232.51
8	5/10/20	6/10/20	6/10/20	$ 2,119,134.71	$ 15,590.20	$ 6,642.31	$ 22,232.51
9	6/10/20	7/10/20	7/10/20	$ 2,103,544.51	$ 15,851.76	$ 6,380.75	$ 22,232.51
10	7/10/20	8/10/20	8/10/20	$ 2,087,692.75	$ 15,688.76	$ 6,543.75	$ 22,232.51
11	8/10/20	9/10/20	9/10/20	$ 2,072,003.99	$ 15,737.93	$ 6,494.58	$ 22,232.51
12	9/10/20	10/10/20	10/10/20	$ 2,056,266.06	$ 15,995.17	$ 6,237.34	$ 22,232.51
13	10/10/20	11/10/20	11/10/20	$ 2,040,270.89	$ 15,837.40	$ 6,395.11	$ 22,232.51
14	11/10/20	12/10/20	12/10/20	$ 2,024,433.49	$ 16,091.73	$ 6,140.78	$ 22,232.51
15	12/10/20	1/10/21	1/10/21	$ 2,008,341.76	$ 15,937.48	$ 6,295.03	$ 22,232.51
16	1/10/21	2/10/21	2/10/21	$ 1,992,404.28	$ 15,987.43	$ 6,245.08	$ 22,232.51
17	2/10/21	3/10/21	3/10/21	$ 1,976,416.85	$ 16,637.06	$ 5,595.45	$ 22,232.51
18	3/10/21	4/10/21	4/10/21	$ 1,959,779.79	$ 16,089.69	$ 6,142.82	$ 22,232.51
19	4/10/21	5/10/21	5/10/21	$ 1,943,690.10	$ 16,336.66	$ 5,895.85	$ 22,232.51
20	5/10/21	6/10/21	6/10/21	$ 1,927,353.44	$ 16,191.33	$ 6,041.18	$ 22,232.51
21	6/10/21	7/10/21	7/10/21	$ 1,911,162.11	$ 16,435.32	$ 5,797.19	$ 22,232.51
22	7/10/21	8/10/21	8/10/21	$ 1,894,726.79	$ 16,293.60	$ 5,938.91	$ 22,232.51
23	8/10/21	9/10/21	9/10/21	$ 1,878,433.19	$ 16,344.67	$ 5,887.84	$ 22,232.51
24	9/10/21	10/10/21	10/10/21	$ 1,862,088.52	$ 16,584.18	$ 5,648.33	$ 22,232.51
25	10/10/21	11/10/21	11/10/21	$ 1,845,504.34	$ 16,447.88	$ 5,784.63	$ 22,232.51
26	11/10/21	12/10/21	12/10/21	$ 1,829,056.46	$ 16,684.38	$ 5,548.13	$ 22,232.51
27	12/10/21	1/10/22	1/10/22	$ 1,812,372.08	$ 16,551.74	$ 5,680.77	$ 22,232.51
28	1/10/22	2/10/22	2/10/22	$ 1,795,820.34	$ 16,603.62	$ 5,628.89	$ 22,232.51
29	2/10/22	3/10/22	3/10/22	$ 1,779,216.72	$ 17,195.35	$ 5,037.16	$ 22,232.51
30	3/10/22	4/10/22	4/10/22	$ 1,762,021.37	$ 16,709.56	$ 5,522.95	$ 22,232.51

31	4/10/22	5/10/22	5/10/22 $	1,745,311.81 $	16,938.40 $	5,294.11 $	22,232.51
32	5/10/22	6/10/22	6/10/22 $	1,728,373.41 $	16,815.02 $	5,417.49 $	22,232.51
33	6/10/22	7/10/22	7/10/22 $	1,711,558.39 $	17,040.79 $	5,191.72 $	22,232.51
34	7/10/22	8/10/22	8/10/22 $	1,694,517.60 $	16,921.14 $	5,311.37 $	22,232.51
35	8/10/22	9/10/22	9/10/22 $	1,677,596.46 $	16,974.18 $	5,258.33 $	22,232.51
36	9/10/22	10/10/22	10/10/22 $	1,660,622.28 $	17,195.29 $	5,037.22 $	22,232.51
37	10/10/22	11/10/22	11/10/22 $	1,643,426.99 $	17,081.28 $	5,151.23 $	22,232.51
38	11/10/22	12/10/22	12/10/22 $	1,626,345.71 $	17,299.27 $	4,933.24 $	22,232.51
39	12/10/22	1/10/23	1/10/23 $	1,609,046.44 $	17,189.05 $	5,043.46 $	22,232.51
40	1/10/23	2/10/23	2/10/23 $	1,591,857.39 $	17,242.93 $	4,989.58 $	22,232.51
41	2/10/23	3/10/23	3/10/23 $	1,574,614.46 $	17,774.61 $	4,457.90 $	22,232.51
42	3/10/23	4/10/23	4/10/23 $	1,556,839.85 $	17,352.69 $	4,879.82 $	22,232.51
43	4/10/23	5/10/23	5/10/23 $	1,539,487.16 $	17,562.74 $	4,669.77 $	22,232.51
44	5/10/23	6/10/23	6/10/23 $	1,521,924.42 $	17,462.13 $	4,770.38 $	22,232.51
45	6/10/23	7/10/23	7/10/23 $	1,504,462.29 $	17,668.98 $	4,563.53 $	22,232.51
46	7/10/23	8/10/23	8/10/23 $	1,486,793.31 $	17,572.24 $	4,660.27 $	22,232.51
47	8/10/23	9/10/23	9/10/23 $	1,469,221.07 $	17,627.32 $	4,605.19 $	22,232.51
48	9/10/23	10/10/23	10/10/23 $	1,451,593.75 $	17,829.35 $	4,403.16 $	22,232.51
49	10/10/23	11/10/23	11/10/23 $	1,433,764.40 $	17,738.46 $	4,494.05 $	22,232.51
50	11/10/23	12/10/23	12/10/23 $	1,416,025.94 $	17,937.24 $	4,295.27 $	22,232.51
51	12/10/23	1/10/24	1/10/24 $	1,398,088.70 $	17,850.28 $	4,382.23 $	22,232.51
52	1/10/24	2/10/24	2/10/24 $	1,380,238.42 $	17,906.23 $	4,326.28 $	22,232.51
53	2/10/24	3/10/24	3/10/24 $	1,362,332.19 $	18,237.85 $	3,994.66 $	22,232.51
54	3/10/24	4/10/24	4/10/24 $	1,344,094.34 $	18,019.53 $	4,212.98 $	22,232.51
55	4/10/24	5/10/24	5/10/24 $	1,326,074.81 $	18,210.09 $	4,022.42 $	22,232.51
56	5/10/24	6/10/24	6/10/24 $	1,307,864.72 $	18,133.09 $	4,099.42 $	22,232.51
57	6/10/24	7/10/24	7/10/24 $	1,289,731.63 $	18,320.33 $	3,912.18 $	22,232.51
58	7/10/24	8/10/24	8/10/24 $	1,271,411.30 $	18,247.35 $	3,985.16 $	22,232.51
59	8/10/24	9/10/24	9/10/24 $	1,253,163.95 $	18,304.54 $	3,927.97 $	22,232.51
60	9/10/24	10/10/24	10/10/24 $	1,234,859.41 $	18,486.77 $	3,745.74 $	22,232.51
61	10/10/24	11/10/24	11/10/24 $	1,216,372.64 $	18,419.86 $	3,812.65 $	22,232.51
62	11/10/24	12/10/24	12/10/24 $	1,197,952.78 $	18,598.72 $	3,633.79 $	22,232.51
63	12/10/24	1/10/25	1/10/25 $	1,179,354.06 $	18,535.90 $	3,696.61 $	22,232.51
64	1/10/25	2/10/25	2/10/25 $	1,160,818.16 $	18,593.99 $	3,638.52 $	22,232.51
65	2/10/25	3/10/25	3/10/25 $	1,142,224.17 $	18,998.75 $	3,233.76 $	22,232.51
66	3/10/25	4/10/25	4/10/25 $	1,123,225.42 $	18,711.83 $	3,520.68 $	22,232.51
67	4/10/25	5/10/25	5/10/25 $	1,104,513.59 $	18,882.16 $	3,350.35 $	22,232.51
68	5/10/25	6/10/25	6/10/25 $	1,085,631.43 $	18,829.66 $	3,402.85 $	22,232.51
69	6/10/25	7/10/25	7/10/25 $	1,066,801.77 $	18,996.55 $	3,235.96 $	22,232.51
70	7/10/25	8/10/25	8/10/25 $	1,047,805.22 $	18,948.23 $	3,284.28 $	22,232.51
71	8/10/25	9/10/25	9/10/25 $	1,028,856.99 $	19,007.62 $	3,224.89 $	22,232.51
72	9/10/25	10/10/25	10/10/25 $	1,009,849.37 $	19,169.31 $	3,063.20 $	22,232.51
73	10/10/25	11/10/25	11/10/25 $	990,680.06 $	19,127.28 $	3,105.23 $	22,232.51
74	11/10/25	12/10/25	12/10/25 $	971,552.78 $	19,285.47 $	2,947.04 $	22,232.51
75	12/10/25	1/10/26	1/10/26 $	952,267.31 $	19,247.69 $	2,984.82 $	22,232.51
76	1/10/26	2/10/26	2/10/26 $	933,019.62 $	19,308.02 $	2,924.49 $	22,232.51
77	2/10/26	3/10/26	3/10/26 $	913,711.60 $	19,645.70 $	2,586.81 $	22,232.51
78	3/10/26	4/10/26	4/10/26 $	894,065.90 $	19,430.12 $	2,802.39 $	22,232.51
79	4/10/26	5/10/26	5/10/26 $	874,635.78 $	19,579.45 $	2,653.06 $	22,232.51
80	5/10/26	6/10/26	6/10/26 $	855,056.33 $	19,552.39 $	2,680.12 $	22,232.51
81	6/10/26	7/10/26	7/10/26 $	835,503.94 $	19,698.15 $	2,534.36 $	22,232.51
82	7/10/26	8/10/26	8/10/26 $	815,805.79 $	19,675.42 $	2,557.09 $	22,232.51
83	8/10/26	9/10/26	9/10/26 $	796,130.37 $	19,737.09 $	2,495.42 $	22,232.51
84	9/10/26	10/10/26	10/10/26 $	776,393.28 $	19,877.46 $	2,355.05 $	22,232.51
85	10/10/26	11/10/26	11/10/26 $	756,515.82 $	19,861.26 $	2,371.25 $	22,232.51

86	11/10/26	12/10/26	12/10/26 $	736,654.56 $	19,998.00 $	2,234.51 $	22,232.51
87	12/10/26	1/10/27	1/10/27 $	716,656.56 $	19,986.19 $	2,246.32 $	22,232.51
88	1/10/27	2/10/27	2/10/27 $	696,670.37 $	20,048.84 $	2,183.67 $	22,232.51
89	2/10/27	3/10/27	3/10/27 $	676,621.53 $	20,316.92 $	1,915.59 $	22,232.51
90	3/10/27	4/10/27	4/10/27 $	656,304.61 $	20,175.36 $	2,057.15 $	22,232.51
91	4/10/27	5/10/27	5/10/27 $	636,129.25 $	20,302.92 $	1,929.59 $	22,232.51
92	5/10/27	6/10/27	6/10/27 $	615,826.33 $	20,302.24 $	1,930.27 $	22,232.51
93	6/10/27	7/10/27	7/10/27 $	595,524.09 $	20,426.09 $	1,806.42 $	22,232.51
94	7/10/27	8/10/27	8/10/27 $	575,098.00 $	20,429.90 $	1,802.61 $	22,232.51
95	8/10/27	9/10/27	9/10/27 $	554,668.10 $	20,493.94 $	1,738.57 $	22,232.51
96	9/10/27	10/10/27	10/10/27 $	534,174.16 $	20,612.19 $	1,620.32 $	22,232.51
97	10/10/27	11/10/27	11/10/27 $	513,561.97 $	20,622.78 $	1,609.73 $	22,232.51
98	11/10/27	12/10/27	12/10/27 $	492,939.19 $	20,737.27 $	1,495.24 $	22,232.51
99	12/10/27	1/10/28	1/10/28 $	472,201.92 $	20,752.42 $	1,480.09 $	22,232.51
100	1/10/28	2/10/28	2/10/28 $	451,449.50 $	20,817.47 $	1,415.04 $	22,232.51
101	2/10/28	3/10/28	3/10/28 $	430,632.03 $	20,969.81 $	1,262.70 $	22,232.51
102	3/10/28	4/10/28	4/10/28 $	409,662.22 $	20,948.45 $	1,284.06 $	22,232.51
103	4/10/28	5/10/28	5/10/28 $	388,713.77 $	21,053.42 $	1,179.09 $	22,232.51
104	5/10/28	6/10/28	6/10/28 $	367,660.35 $	21,080.10 $	1,152.41 $	22,232.51
105	6/10/28	7/10/28	7/10/28 $	346,580.25 $	21,181.22 $	1,051.29 $	22,232.51
106	7/10/28	8/10/28	8/10/28 $	325,399.03 $	21,212.57 $	1,019.94 $	22,232.51
107	8/10/28	9/10/28	9/10/28 $	304,186.46 $	21,279.06 $	953.45 $	22,232.51
108	9/10/28	10/10/28	10/10/28 $	282,907.40 $	21,374.36 $	858.15 $	22,232.51
109	10/10/28	11/10/28	11/10/28 $	261,533.04 $	21,412.75 $	819.76 $	22,232.51
110	11/10/28	12/10/28	12/10/28 $	240,120.29 $	21,504.15 $	728.36 $	22,232.51
111	12/10/28	1/10/29	1/10/29 $	218,616.14 $	21,547.27 $	685.24 $	22,232.51
112	1/10/29	2/10/29	2/10/29 $	197,068.87 $	21,614.81 $	617.70 $	22,232.51
113	2/10/29	3/10/29	3/10/29 $	175,454.06 $	21,735.79 $	496.72 $	22,232.51
114	3/10/29	4/10/29	4/10/29 $	153,718.27 $	21,750.69 $	481.82 $	22,232.51
115	4/10/29	5/10/29	5/10/29 $	131,967.58 $	21,832.21 $	400.30 $	22,232.51
116	5/10/29	6/10/29	6/10/29 $	110,135.37 $	21,887.30 $	345.21 $	22,232.51
117	6/10/29	7/10/29	7/10/29 $	88,248.07 $	21,964.83 $	267.68 $	22,232.51
118	7/10/29	8/10/29	8/10/29 $	66,283.24 $	22,024.75 $	207.76 $	22,232.51
119	8/10/29	9/10/29	9/10/29 $	44,258.49 $	22,093.79 $	138.72 $	22,232.51
120	9/10/29	10/10/29	10/10/29 $	22,164.70 $	22,164.70 $	67.23 $	22,231.93
121	10/10/29		$	-			